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                                                                Exhibit 10(l)(i)

                               EXECUTIVE AGREEMENT
                           dated as of April 23, 1997,
                          between The Pittston Company,
                     a Virginia corporation ("the Company"),
                    and Joseph C. Farrell (the "Executive").

                  The Company and the Executive agree to terminate as of the date hereof the letter agreement between the Executive and the Company dated as of March 1, 1984, regarding the Executive's employment in the event of a "Change in Control," and to substitute therefor this Agreement, and the Company and the Executive further agree as follows:

                  SECTION 1.  Definitions.  As used in this
Agreement:

                  (a) "Affiliate" has the meaning ascribed thereto in Rule 12b-2 pursuant to the Securities Exchange Act of 1934, as amended (the "Act").

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Cause" means (i) an act or acts of dishonesty on the Executive's part which are intended to result in the Executive's substantial personal enrichment at the expense of the Company or (ii) repeated material violations by the Executive of the Executive's obligations under Section 3 or
Section 11 which are demonstrably willful and deliberate on the Executive's part and which have not been cured by the Executive within a reasonable time after written notice to the Executive specifying the nature of such violations. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (1) reasonable notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause, (2) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (3) delivery to the Executive of a Notice of Termination, as defined in Section 4(d) hereof, from the Board finding that in the good faith opinion of three-quarters (3/4) of the Board the Executive was guilty of conduct set forth above in clause (i) or (ii) hereof, and specifying the particulars thereof in detail.





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                                                                               2



                  (d) A "Change in Control" shall be deemed to occur (1) upon the approval of the shareholders of the Company (or if such approval is not required, the approval of the Board) of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of all classes of the Company's Common Stock would be converted into cash, securities or other property other than a consolidation or merger in which holders of the total voting power in the election of directors of the Company of all classes of Common Stock outstanding (exclusive of shares held by the Company's Affiliates) (the "Total Voting Power") immediately prior to the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or
(B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company, (2) when any "person" (as defined in Section 13(d) of the Act), other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, shall become the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 20% of the Total Voting Power or (3) if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

                  (e)  "Good Reason" means:

                  (i) without the Executive's express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its Affiliates promptly after receipt of notice thereof given by the Executive, (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) hereof, (B) any other action by the Company or its Affiliates which results in a diminution in such position, authority, duties or responsibilities, or
         (C) any failure by the Company to comply with any of the provisions of
         Section 3(b) hereof;




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                                                                               3



                  (ii) without the Executive's express written con sent, the Company's requiring the Executive's work location to be other than as set forth in Section 3(a)(i);

                  (iii) any failure by the Company to comply with and satisfy Section 10(a); or

                  (iv) any breach by the Company of any other material provision of this Agreement.

                  (f) "Incapacity" means any physical or mental illness or disability of the Executive which continues for a period of six consecutive months or more and which at any time after such six-month period the Board shall reasonably determine renders the Executive incapable of performing his or her duties during the remainder of the Employment Period.

                  (g) "Operative Date" means the date on which a Change in Control shall have occurred.

                  SECTION 2. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agree-ment, for the period commencing on the Operative Date and ending on the later of
(i) September 30, 2000 and (ii) the third anniversary of the Operative Date (the "Employment Period").

                  SECTION 3.  Terms of Employment.  (a)  Position and Duties.
(i) During the Employment Period: (A) the Executive's position (including status, offices, titles, reporting requirements, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned immediately prior to the Operative Date, and (B) the Executive's services shall be performed at the location at which the Executive was based on the Operative Date and the Company shall not require the Executive to travel on Company business to a substantially greater extent than required immediately before the Operative Date, except for travel and temporary assignments which are reasonably required for the full discharge of the Executive's responsibilities and which are consistent with the Executive's being so based.

                  (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote




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                                                                               4

reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. All such services as an employee or officer will be subject to the direction and control of the Chief Executive Officer of the Company or of an appropriate senior official designated by such Chief Executive Officer.

                  (b) Compensation. (i) Salary and Bonus. During the first year of the Executive's Employment Period the Executive will receive compensation at an annual rate equal to the sum of (A) a salary ("Annual Base Salary") not less than the Executive's annualized salary in effect immediately prior to the Operative Date, plus (B) a bonus ("Annual Bonus") not less than the aggregate amount of the Executive's highest bonus award under the Key Employees Incentive Plan or any substitute or successor plan for the last three calendar years preceding the Operative Date. During the Employment Period, on each anniversary of the Operative Date the Executive's compensation in effect on such anniversary date shall be increased for the remaining Employment Period by not less than the higher of (A) 5% or (B) 80% of the percentage change in the Consumer Price Index (All Urban Consumers) for the twelve month period ended immediately prior to the month in which such anniversary date occurs.

                  (ii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive will be entitled to (A) continue to participate in all incentive, savings and retirement plans and programs generally applicable to full-time officers or employees of the Company, including, with out limitation, the Company's Pension-Retirement Plan, Pension Equalization Plan, Savings-Investment Plan, Employee Stock Purchase Plan and Key Employees Deferred Compensation Program, or (B) participate in incentive, savings and retirement plans and programs of a successor to the Company which have benefits that are not less favorable to the Executive.

                  (iii) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family or beneficiary, as the case may be, shall be eligible to (A) participate in and shall receive all benefits under welfare benefit plans and programs generally applicable to full-time officers or employees of the Company, including, without limitation, medical, disability, group life, accidental death and travel accident insurance plans and




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                                                                               5

programs, or (B) participate in welfare benefit plans and programs of a successor to the Company which have benefits that are not less favorable to the Executive.

                  (iv) Business Expenses. During the Employment Period the Company shall, in accordance with policies then in effect with respect to the payment of expenses, pay or reimburse the Executive for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Executive in performing services hereunder. All such expenses shall be accounted for in such reasonable detail as the Company may require.

                  (v) Vacations. The Executive shall be entitled to periods of vacation not less than those to which the Executive was entitled immediately prior to the Operative Date.

                  SECTION 4.   Termination of Employment.

                  (a) Death or Incapacity. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Executive's employment shall cease and terminate on the date of determination by the Board that the Incapacity of the Executive has occurred during the Employment Period ("Incapacity Effective Date").

                  (b) Cause. The Company may terminate the Executive's employment for Cause, as defined herein, pursuant to the Board passing a resolution that such Cause exists.

                  (c) Good Reason. The Executive may terminate his or her employment for Good Reason, as defined herein.

                  (d) Notice of Termination. Any termination by the Company for Cause or Incapacity, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with
Section 12 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) in the case of termination by the Company for Cause or for Incapacity, confirms that such termination is pursuant to a resolution of the Board, and (iv) if the Date of




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Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Incapacity or Cause shall not serve to waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Incapacity, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Incapacity, the Date of Termination shall be the date of death of the Executive or the Incapacity Effective Date, as the case may be.

                  SECTION 5. Obligations of the Company Upon Termination. (a) Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Incapacity or the Executive shall terminate his or her employment for Good Reason:

                  (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                           (A) the sum of (1) the Executive's currently
                  effective Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the currently effective Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and




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                                                                               7

                  (3) shall be hereinafter referred to as the

                  "Accrued Obligations"); and

                           (B) the amount equal to the product of (1) three
                  (plus a fraction, the numerator of which is the number of days from the Date of Termination through September 30, 1997, if any, and the denominator of which is 365) and (2) the sum of
                  (x) the Executive's Annual Base Salary and (y) his or her Annual Bonus;

                  (ii) in addition to the retirement benefits to which the Executive is entitled under the Company's Pension-Retirement Plan and Pension Equalization Plan or any successor plans thereto (collectively, the "Pension Plans"), the Company shall pay the Executive the excess of
         (x) the retirement pension which the Executive would have accrued under the terms of the Pension Plans (without regard to any amendment to the Pension Plans made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six additional months of Benefit Accrual Service credit (as such term is defined in the Pension Plans) thereunder and treating the amounts paid under clause (i)(B) of this
         Section 5(a) as compensation paid during a thirty-six month period for purposes of calculating Annual Salary and benefits under the Pension Plans, over (y) the retirement pension which the Executive had then accrued pursuant to the provisions of the Pension Plans, such pension benefits to thereafter be paid and funded in accordance with the terms of the Pension Plans and the Trust Agreement dated as of September 16, 1994, by and between the Company and The Chase Manhattan Bank (N.A.), as Trustee;

                  (iii) for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with benefit plans, programs, practices and policies, including, without limitation, those described in Section 3(b)(iii) of this Agreement if the Executive's employment had not been terminated or, if




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                                                                               8

         more favorable to the Executive, as in effect generally at any time thereafter, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical benefits under another employer-provided plan, the medical benefits shall be secondary to those provided under such other plan during such applicable period of eligibility and further provided, however, that the rights of the Executive and/or the Executive's family under Section 4980B(f) of the Code shall commence at the end of such three-year period;

                  (iv) the Company shall, at its sole expense as incurred, provide the Executive with reasonable out-placement services for a period of up to one year from the Date of Termination, the provider of which shall be selected by the Executive in his or her sole discretion;

                  (v) the Company shall pay in cash, at the request of the Executive, the spread between the option price and market value with respect to all unexercised stock options granted before the Date of Termination, whether or not such options are exercisable on the date of such request. Market value shall be deemed to be the last closing price for the stock subject to such option on the New York Stock Exchange on the Date of Termination or, should the stock cease to be listed on such Exchange prior to the Date of Termination, on the last date on which such stock was traded; and

                  (vi) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates, including earned but unpaid stock and similar compensation (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

                  (b) Death or Incapacity. If the Executive's employment is terminated by reason of the Executive's death or Incapacity during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) timely payment of Accrued Obligations and (ii) provision by the Company of death benefits or disability benefits for termination due to death or Incapacity,




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                                                                               9

respectively, in accordance with Section 3(b)(iii) as in effect at the Operative Date or, if more favorable to the Executive, at the Executive's Date of Termination.

                  (c) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than timely payment to the Executive of (x) the Executive's currently effective Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive and any and all amounts matched by the Company or any of the Affiliates, including, without limitation, all proceeds thereof and all amounts attributable thereto, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for the timely payment of Accrued Obligations and Other Benefits.

                  SECTION 6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which the Executive may qualify, nor, subject to Section 15(c), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

                  SECTION 7. No Mitigation. The Company agrees that, if the Executive's employment is terminated during the term of this Agreement for any reason, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive hereunder. Further, except as provided in Section 5(a)(iii) hereof, the amount of any payment or benefit provided hereunder shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.




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                  SECTION 8. Full Settlement. Subject to full compliance by the
Company with all of its obligations under this Agreement, this Agreement shall be deemed to constitute the settlement of such claims as the Executive might otherwise be entitled to assert against the Company by reason of the termination of the Executive's employment for any reason during the Employment Period. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, except as explicitly provided in Section 5(a)(iii), whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof.

                           SECTION 9.  Certain Additional Payments by
the Company. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (collectively, the "Payments") but determined without regard to any additional payments required under this Section 9, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount equal to (i) the amount of the excise tax imposed on the Executive in respect of the Payments (the "Excise Tax") plus (ii) all federal, state and local income, employment and excise taxes (including any interest or penalties imposed with respect to such taxes) imposed on the Executive in respect of the Gross-Up Payment, such that after payments of all such taxes (including any applicable interest or penalties) on the Gross-Up Payment, the Executive retains a portion of the Gross-Up Payment equal to the Excise Tax.




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                                                                              11

                  SECTION 10.  Successors; Binding Agreement.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder had the Company terminated the Executive for reason other than Cause or Incapacity on the succession date. As used in this Agreement, "the Company" means the Company as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

                  (b) This Agreement shall be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  SECTION 11. Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 10 hereof. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his or her will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

                  SECTION 12. Notices. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States




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registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:                       Mr. Joseph C. Farrell
                                                    4917 Lockgreen Circle
                                                    Richmond, VA 23226

         If to the Company:                         The Pittston Company
                                                    1000 Virginia Center Parkway
                                                    P.O. Box 4229
                                                    Glen Allen, VA 23058-4229
                                                    Attention of Corporate
                                                     Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  SECTION 13. Operation of Agreement. (a) This Agreemen shall be effective immediately upon its execution and continue to be effective so long as the Executive is employed by the Company or any of its Affiliates. The provisions of this Agreement do not take effect until the Operative Date.

                  (b) Notwithstanding anything in Section 13(a) to the contrary, this Agreement shall, unless extended by written agreement of the parties hereto, terminate, without further action by the parties hereto, on the tenth anniversary of the date of this Agreement if a Change in Control shall not have occurred prior to such tenth anniversary date.

                  SECTION 14. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia without reference to principles of conflict of laws.

                  SECTION 15. Miscellaneous. (a) This Agreement contains the entire understanding with the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, relating to such subject matter. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Company.

                  (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.




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                  (c) Except as provided herein, this Agreement shall not be construed to affect in any way any rights or obligations in relation to the Executive's employment by the Company or any of its Affiliates prior to the Operative Date or subsequent to the end of the Employment Period.

                  (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

                  (e) The Company may withhold from any benefits payable under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  (f) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

                                  THE PITTSTON COMPANY,

                                  by /s/ Frank T. Lennon
                                  -----------------------
                                  Frank T. Lennon
                                  Vice President -
                                  Human Resources and
                                  Administration

                                  /s/ Joseph C. Farrell
                                  ------------------------
                                  Joseph C. Farrell



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